UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Information Required in Proxy Statement

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CUMULUS MEDIA INC.

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CUMULUS MEDIA INC.

Annual Meeting of Stockholders May 18, 2017

Notice of Meeting and Proxy Statement

3280 Peachtree Road, N.W.

Suite 2300

Atlanta, Georgia 30305

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 18, 2017

To the Stockholders of Cumulus Media Inc.:

The 2017 Annual Meeting of Stockholders of Cumulus Media Inc., a Delaware corporation (“Cumulus Media,” “we” or the “Company”), will be held at 2 Penn Plaza, Floor 17, New York, New York 10121, on May 18, 2017 at 8:00 a.m., local time, for the following purposes:

(1) to elect seven directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

(2) to approve, on an advisory basis, the compensation paid to the Company’s named executive officers;

(3) to approve, on an advisory basis, the frequency of the Company’s future advisory votes on the compensation paid to the Company’s named executive officers;

(4) to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2017; and

(5) to transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Only holders of record of shares of the Company’s Class A common stock or Class C common stock at the close of business on April 5, 2017 are entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment thereof.

Holders of a majority of the outstanding voting power represented by the shares of the Company’s Class A common stock and Class C common stock, voting together as a single class, must be present in person or by proxy in order for the meeting to be held. Our Board of Directors recommends that you vote FOR each of the director nominees, FOR the approval, on an advisory basis, of the compensation paid to the Company’s named executive officers, for ONE YEAR as the preferred frequency of the Company’s future advisory votes on the compensation paid to the Company’s named executive officers and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2017. We urge you to date, sign and return the accompanying proxy card in the enclosed envelope, or vote your shares by telephone or via the Internet, as soon as possible, whether or not you expect to attend the annual meeting in person. If you attend the annual meeting and wish to vote your shares in person, you may do so by validly revoking your proxy at any time prior to the vote.

This notice, the proxy statement and the accompanying proxy card are being distributed to stockholders and made available on the Internet commencing on or about April 17, 2017.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 18, 2017

The proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available at www.edocumentview.com/CMLS. If you need directions to the 2017 Annual Meeting of Stockholders, please call (404) 949-0700.

Mary G. Berner

President and Chief Executive Officer

April 17, 2017

- i -

INFORMATION REGARDING THE ANNUAL MEETING

Proxy Statement; Date, Time and Place of Annual Meeting

We are furnishing this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at our 2017 annual meeting of stockholders (the “annual meeting”) to be held on May 18, 2017, at 8:00 a.m., local time, at 2 Penn Plaza, Floor 17, New York, New York 10121, or at any adjournment or postponement of that meeting. At the annual meeting, stockholders will be asked to consider and vote on the items of business listed and described in this proxy statement. This proxy statement and the accompanying proxy card are first being distributed to our stockholders and made available on the Internet on or about April 17, 2017.

Record Date; Quorum; Outstanding Common Stock Entitled to Vote

All holders of record of our Class A common stock and our Class C common stock as of the close of business on April 5, 2017 (the “Record Date”) are entitled to receive notice of, and to vote at, the annual meeting. If your shares are held in “street name” through a bank, broker or other nominee, you must obtain a proxy card from your bank, broker or other nominee in order to be able to vote your shares at the annual meeting. As of the Record Date, there were 29,225,765 shares of our Class A common stock outstanding and 80,609 shares of our Class C common stock outstanding. Each share of Class A common stock outstanding is entitled to one vote for each of the seven director nominees and one vote on each other matter to be acted on at the annual meeting, and each share of Class C common stock is entitled to ten votes for each of the seven director nominees and ten votes on each other matter to be acted on at the annual meeting. On the Record Date, there were 30,031,855 votes represented by the outstanding shares of Class A common stock and Class C common stock. The presence, in person or by proxy, of holders of a majority of the voting power represented by our outstanding shares of Class A common stock and Class C common stock, voting together as a single class, is required to constitute a quorum for the transaction of business at the annual meeting.

Abstentions and “broker non-votes” will be treated as present for purposes of determining a quorum. A “broker non-vote” occurs when a registered holder (such as a bank, broker or other nominee) holding shares in “street name” for a beneficial owner does not vote on a particular proposal because the registered holder does not have discretionary voting power for that particular proposal and has not received voting instructions from the beneficial owner. Banks, brokers or other nominees that have not received voting instructions from their clients cannot vote on their clients’ behalf on the election of directors, the approval, on an advisory basis, of the compensation paid to our named executive officers, which is sometimes referred to as the “advisory vote on executive compensation” or the “say-on-pay” vote, or the approval, on an advisory basis, of the frequency of future say-on-pay votes, but may (but are not required to) vote their clients’ shares on the proposal to ratify the appointment of our independent registered public accounting firm.

If a quorum is not present at the scheduled time of the annual meeting, the chairman of the meeting may adjourn or postpone the annual meeting until a quorum is present. The time and place of the adjourned or postponed annual meeting will be announced at the time the adjournment or postponement is taken, and, unless such adjournment or postponement is for more than 30 days, no other notice will be given. An adjournment or postponement will have no effect on the business that may be conducted at the annual meeting.

Voting Rights; Vote Required for Approval

Each share of Class A common stock outstanding is entitled to one vote for each of the seven director nominees and one vote on each other matter to be acted on at the annual meeting, and each share of Class C common stock is entitled to ten votes for each of the seven director nominees and ten votes on each other matter to be acted on at the annual meeting. Cumulative voting for director nominees is not allowed.

The affirmative vote of a majority of the votes entitled to be cast and represented at the annual meeting is required to elect each director nominee, to approve, on an advisory basis, the Company’s executive compensation, to approve, on an advisory basis, the frequency of future advisory votes on the Company’s executive compensation and to ratify the appointment of our independent registered public accounting firm for 2017. Votes withheld from the election of directors and abstentions with respect to the approval, on an advisory basis, of the Company’s executive compensation, the approval, on an advisory basis, of the frequency of future advisory votes on the Company’s executive compensation and the ratification of the appointment of our independent registered public accounting firm for 2017 will have the same effect as a vote against such director or such proposal, but broker non-votes will not be considered to be votes entitled to be cast and will have no effect on the outcome of the vote on the election of directors, the approval, on an advisory basis, of the Company’s executive compensation, or the approval, on an advisory basis, of the frequency of future advisory votes on the Company’s executive compensation.

Voting and Revocation of Proxies

A proxy is a legal designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written or electronic document, that document is also called a proxy, a proxy card or a form of proxy. A proxy card for you to use in voting at the annual meeting accompanies this proxy statement. You may also vote by telephone or by the Internet as follows:

•	by telephone: call toll free 1-800-652-VOTE (8683) and follow the instructions provided by the recorded message; or

•	by the Internet: visit www.envisionreports.com/CMLS and follow the steps outlined on the secure website.

If your shares are held in “street name” through a bank, broker or other nominee, you should follow the instructions for voting on the form provided by your bank, broker or other nominee. You may submit voting instructions by telephone or through the Internet or, if you received your proxy materials by mail, you may complete and mail a proxy card to your bank, broker or other nominee. If you provide specific voting instructions by telephone, through the Internet or by mail, your bank, broker or other nominee will vote your shares as you have directed.

All properly executed proxies that are received prior to, or at, the annual meeting and not revoked (and all shares properly voted by telephone or the Internet) will be voted in the manner specified. If you execute and return a proxy card, and do not specify otherwise, the shares represented by your proxy will be voted FOR each of the director nominees, FOR the advisory approval of executive compensation, for ONE YEAR as the preferred frequency of future advisory votes on executive compensation and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017.

If you have given a proxy or voted by telephone or the Internet pursuant to this solicitation, you may nonetheless revoke that proxy or vote by attending the annual meeting and voting in person. In addition, you may revoke any proxy you give before the annual meeting by voting by telephone or the Internet at a later date (in which case only the last vote will be counted) prior to 1:00 a.m. Eastern Time on May 18, 2017, by delivering a written statement revoking the proxy or vote or by delivering a duly executed proxy bearing a later date to Richard S. Denning, Corporate Secretary, at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305, so that it is received prior to the annual meeting, or by voting at the annual meeting itself prior to the closing of the polls. If you have executed and delivered a proxy to us or voted by telephone or the Internet, your attendance at the annual meeting will not, by itself, constitute a revocation of your proxy.

Solicitation of Proxies and Householding

We will bear the cost of the solicitation of proxies. We will solicit proxies initially by mail. Further solicitation may be made by our directors, officers and employees personally, by telephone, facsimile, e-mail or otherwise, but they will not be compensated specifically for these services. We have retained D.F. King & Co.,

Inc. to assist with the solicitation of proxies for a fee of $6,500 plus reimbursement of out of pocket expenses. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of common stock they hold of record.

From time to time, we, and if you hold your shares in street name, your bank, broker or other nominee, may participate in the practice of “householding” proxy soliciting material. This means that if you reside in the same household as other stockholders of record or beneficial owners of our common stock, you may not receive your own copy of our proxy materials, even though each stockholder receives his or her own proxy card. If your household received one set of proxy materials and you are a stockholder of record who would like to receive additional copies of our proxy materials, you may request a duplicate set by contacting our Corporate Secretary at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305 or at the following telephone number: (404) 949-0700. If you share an address with other stockholders of record and your household received multiple sets of proxy materials, and you would like for your household to receive a single copy of our proxy materials, you may make such a request by contacting our Corporate Secretary at our principal executive offices listed above. If you hold your shares in street name, please contact your bank, broker or other nominee directly to request a duplicate set of proxy materials or to reduce the number of copies of our proxy materials that are sent to your household.

Other Matters

Except for the votes on the proposals described in this proxy statement, no other matter is expected to come before the annual meeting. If any other business properly comes before the annual meeting, the persons named as proxies will vote in their discretion to the extent permitted by law.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Pursuant to our Third Amended and Restated Certificate of Incorporation (the “Charter”) and our Amended and Restated By-laws (the “Bylaws”), members of the board of directors (the “Board of Directors” or the “Board”) are elected or appointed to a term which expires at the next successive annual meeting of stockholders and when their successors are elected and qualified. Each director nominee was elected by our stockholders at our 2016 annual meeting of stockholders, except for John W. Dickey and Ross A. Oliver, each of whom was appointed to the Board in March 2017 in accordance with the Stockholders’ Agreement (as defined below), and Jill Bright, who has been nominated by the Board, following an initial introduction to the Nominating Committee by our Chief Executive Officer, to take the seat of Alexis Glick, who has chosen not to stand for reelection.

The director nominees have all been nominated for election by our Board of Directors, upon the recommendation of the Nominating Committee of the Board. If elected, each of the director nominees will serve until the 2018 annual meeting of stockholders or until each is succeeded by another qualified director who has been duly elected or appointed. Our Board of Directors has no reason to believe that any of the individuals nominated will be unable or unwilling to serve as directors. If for any reason any of these individuals becomes unable or unwilling to serve before the annual meeting, it is expected that the persons named in the proxy will vote for the election of such other persons as our Board of Directors may recommend.

We are party to a stockholders’ agreement (as amended, the “Stockholders’ Agreement”) entered into in September 2011, pursuant to which BA Capital Company, L.P. (“BA Capital”), Lewis W. Dickey, Jr., who resigned from the positions of Vice Chairman and a member of the Board in March 2017, along with certain members of his family (collectively, the “Dickeys”), and Crestview Radio Investors, LLC (“Crestview”) are the stockholders with rights or obligations. The Stockholders’ Agreement currently provides that Crestview has the right to designate two individuals for nomination to the Board of Directors, one of whom will be appointed as our Chairman of the Board, and the Dickeys have the right to designate one individual for nomination to the Board of Directors. Further, the parties to the Stockholders’ Agreement (other than the Company) have agreed to support the director nominees who are designated by the relevant stockholders and are presented to the Company’s stockholders for approval at stockholder meetings. Each stockholder party’s respective director nomination rights under the Stockholders’ Agreement generally survives for so long as that stockholder continues to own a specified percentage of the Company’s stock, subject to certain exceptions. Messrs. Marcus and Oliver are currently Crestview’s designees to our Board of Directors and John W. Dickey is the Dickeys’ designee to our Board of Directors.

Detailed information about each of the director nominees is provided below.

Jeffrey A. Marcus, age 70, has served as a member of our Board of Directors since September 2011 and as our Chairman since April 2015. From September 2011 to April 2015, Mr. Marcus served as our lead independent director. Mr. Marcus joined Crestview Partners, a private equity firm, in 2004, and currently serves as co-head of the Crestview Partners’ media and communications investment strategy. Prior to joining Crestview Partners, Mr. Marcus served in various positions in the media and communications industry, including as President and Chief Executive Officer of AMFM Inc. (formerly Chancellor Media Corporation), one of the nation’s largest radio broadcasting companies, and as founder and chief executive officer of Marcus Cable Company, a privately-held cable company. Mr. Marcus is currently a director of Camping World Holdings, Inc. and NEP Group, Inc., and is the Chairman of WOW! In the last five years, Mr. Marcus also served as a director of Charter Communications, Inc. and DS Services of America, Inc.

Mr. Marcus brings a diverse financial and business management background to the Chairman role on our Board of Directors, as evidenced by the variety of senior management positions he has held throughout his career in the media and communications industry. This history and experience contributes to his leadership of the Board of Directors and service on its committees through significant insight into a number of functional areas critical to Cumulus. Mr. Marcus has also served as a member of several boards of directors, which allows him to leverage his experience for the further benefit of the Company.

Mary G. Berner, age 57, has served as our Chief Executive Officer since October 2015 and as one of our directors since May 2015. She was also appointed as our President in March 2016. Prior to being appointed as Chief Executive Officer in October 2015, Ms. Berner served as President and Chief Executive Officer of MPA-The Association of Magazine Media, which is the industry association for multi-platform magazine media companies, since September 2012. From 2007 to 2011, she served as Chief Executive Officer of Reader’s Digest Association, a global media and direct marketing company, and a member of the board. While at Reader’s Digest Association, Ms. Berner successfully led that company through a restructuring of its debt in a voluntary prearranged reorganization under Chapter 11 of the U.S. Bankruptcy Code in under eight months, emerging from bankruptcy protection in February 2010. Nearly two years after Ms. Berner resigned from Reader’s Digest Association, that company again filed for bankruptcy protection under Chapter 11 in February 2013. Before that, from November 1999 until January 2006, she led Fairchild Publications, Inc., first as President and Chief Executive Officer and then as President of Fairchild and as an officer of Condé Nast. She has also held leadership roles at Glamour, TV Guide, W, Women’s Wear Daily, Every Day with Rachael Ray and Allrecipes.com. Ms. Berner has served on numerous industry and not-for-profit boards. Ms. Berner received her Bachelor of Arts degree in History from the College of Holy Cross (Massachusetts).

Ms. Berner, who has gained significant operational and strategic knowledge of our Company as President and Chief Executive Officer, has over 30 years of senior executive experience in the media and advertising industry allowing her to add significant strategic perspective to the Board. In addition, her track record of overseeing revenue growth in the companies she has led, as well as her expertise managing businesses in transition is important as we position ourselves for future growth and success.

Jill Bright, age 54, is a nominee to our Board of Directors. Ms. Bright has served as the Chief Administrative Officer of Gensler, a global architecture, design and planning firm, since December 2016. Prior to that, Ms. Bright served as the Chief Administrative Officer of Condé Nast from 2010 to November 2016. She joined Condé Nast in 1993 and led the Human Resources department from 1996 to 2010. Previously, Ms. Bright worked in various senior human resources roles at Macy’s, American Express and PepsiCo’s Frito-Lay division.

Ms. Bright has substantial corporate management experience as well as expertise in the media and communications industry through her senior management positions at Condé Nast, which will allow her to offer management and operational insight to the Board with an in-depth understanding of the opportunities and challenges associated with our business. In addition, Ms. Bright’s experience in human resources management will add to the Board’s oversight of and decisions concerning management development and compensation.

John W. Dickey, age 50, has served as one of our directors since March 2017. Mr. Dickey has served as Chief Executive Officer of Ora Media LLC, an on-demand digital entertainment network and production company, since April 2016. Prior to that, Mr. Dickey served as Executive Vice President of Content and Programming for the Company from September 2014 until September 2015, after serving as Executive Vice President since January 2000 and co-Chief Operating Officer since 2006. Mr. Dickey was part of the initial investment group in the Company and formally joined the Company in 1998. Prior to his tenure at the Company, Mr. Dickey served as Executive Vice President and Partner of Stratford Research from June 1988. He also served as Director of Programming at Midwestern Broadcasting from January 1990 to March 1998. Finally, Mr. Dickey co-founded Modern Luxury Magazine Company in 1999, currently the largest regional city magazine company in the United States catering to the luxury marketplace. Mr. Dickey holds a Bachelor of Arts Degree in History from Stanford University and graduated in 1988.

Mr. Dickey has substantial experience in the communications industry, including the radio broadcasting industry. Mr. Dickey’s familiarity with us, our industry and various market participants makes him qualified to serve on our Board of Directors.

Ralph B. Everett, age 65, has served as one of our directors since July 1998. Mr. Everett is a Senior Industry and Innovation Fellow at Georgetown University Center for Business and Public Policy. From January 2007 until his retirement in January 2014, Mr. Everett served as the President and Chief Executive Officer of the Joint Center for Political and Economic Studies, a national, nonprofit research and public policy institution located in Washington, D.C. Prior to 2007, and for eighteen years, Mr. Everett had been a partner with the Washington, D.C. office of the law firm Paul Hastings LLP, where he headed the firm’s Federal Legislative Practice Group. He had previously worked in the U.S. Senate for more than a decade, including serving as a staff director and chief counsel of the Committee on Commerce, Science and Transportation. In 1998, Mr. Everett was appointed by President Clinton as United States Ambassador to the 1998 International Telecommunication Union Plenipotentiary Conference. In the same year, he led the U.S. delegation to the Second World Telecommunication Development Conference in Malta, joining participants from more than 190 nations. He is also a member of the Board of Visitors of Duke University Law School and serves on the board of The National Coalition on Black Civic Participation. In addition, Mr. Everett served on the board of Star Scientific, Inc. from December 2012 to December 2013.

Mr. Everett has nearly four decades of leadership experience in politics and public policy, and also possesses an extensive legal background, particularly in FCC and radio broadcasting matters. In addition, Mr. Everett’s management experience as a chief executive officer of a public policy institute focused on political and economic matters provides a valuable perspective to our Board of Directors.

Ross A. Oliver, age 44, has served as one of our directors since March 2017. Mr. Oliver is the General Counsel of Crestview Partners, which he joined in 2011. He is responsible for the firm’s legal and compliance functions and has nearly 20 years of experience in private equity, mergers and acquisitions and tax as both an attorney and a certified public accountant. Mr. Oliver joined Crestview from Davis Polk & Wardwell LLP where he focused on investment management and capital markets transactions, and previously he was a senior manager in the mergers and acquisitions group at PricewaterhouseCoopers LLP. Mr. Oliver currently serves on the board of directors of Crestview portfolio company, CORE Media Group, and on the board of the American Investment Council, an advocacy and resource organization for the private investment industry. Mr. Oliver received a J.D., summa cum laude, from the University of California, Hastings, a M.S. in taxation from American University and a B.B.A., summa cum laude, from Eastern Michigan University.

Mr. Oliver’s experience in corporate governance, capital markets and complex business transactions provides valuable insight to the Board of Directors. In addition, his significant financial accounting experience makes him particularly suited to serve on the Audit Committee.

David M. Tolley, age 49, has served as one of our directors since January 2011, having originally joined the Board of Directors as a designee of Blackstone pursuant to the Stockholders’ Agreement. Mr. Tolley is a private investor who previously was employed by Blackstone from 2000 until December 2011, most recently serving as Senior Managing Director. Prior to joining Blackstone, Mr. Tolley held a series of positions at Morgan Stanley & Co. He served as a director of Cumulus Media Partners, LLC from 2006 to August 2011, is currently a director of Beech Holdings LLC, and is the former Chairman of the board of directors of New Skies Satellites Holdings Ltd.

Mr. Tolley has over fifteen years of experience in private equity investments and investment banking, with extensive experience in mergers, acquisitions and financings. He has particular experience in the telecommunications and media sectors. His competence in critical financial analysis and strategic planning, and vast experience in both transactions in, and overseeing operations of, numerous companies in the telecommunications and media industries, bring essential skills and a unique perspective to the Board of Directors and to his service on the Audit and Nominating Committees.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote FOR each of the director nominees.

INFORMATION ABOUT THE BOARD OF DIRECTORS

The Board of Directors is elected by our stockholders to oversee our business and affairs and to assure that the long-term interests of our stockholders are being served. Our business is conducted by our employees, managers and officers under the direction of the Chief Executive Officer, and with the oversight of the Board of Directors.

The Board of Directors held 13 meetings during 2016. Each director attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served, during the period that he or she served. During the intervals between scheduled meetings, the Board periodically is updated by management on business, operational and strategic developments, and engages in active discussions about such developments. We do not have a formal policy regarding attendance by directors at our annual meetings of stockholders, but we encourage all incumbent directors, as well as all director nominees, to attend the annual meeting. All director nominees who were then serving as directors of the Company attended last year’s annual meeting of stockholders.

Director Independence

Our Board of Directors has reviewed the standards of independence for directors established by applicable laws and regulations, including the current listing standards of the NASDAQ Marketplace Rules, and has reviewed and evaluated the relationships of the directors with us and our management. Based upon this review and evaluation, our Board of Directors has determined that none of the current non-employee members of the Board of Directors or director nominees has a relationship with us or our management that would interfere with such director’s exercise of independent judgment, and that each non-employee member of the Board of Directors is “independent” as such term is defined under the NASDAQ Marketplace Rules, other than Mr. Dickey, who served as our Executive Vice President of Content and Programming until September 2015. In addition, Mr. Cassidy was determined to be independent prior to his resignation from the Board of Directors. The independent directors meet periodically in executive sessions.

Board of Directors Leadership Structure

Pursuant to the Stockholders’ Agreement, Crestview has a right to have one of its Board designees appointed as Chairman of the Board of Directors. In accordance therewith, Mr. Marcus serves as Chairman of the Board of Directors.

As Chairman of the Board of Directors, Mr. Marcus’s responsibilities include, among others:

•	providing oversight of corporate governance matters;

•	developing Board of Directors meeting agendas;

•	overseeing and managing any potential conflict of interest issues;

•	coordinating communication and integration across committees; and

•	presiding over Board meetings and executive sessions of the independent directors.

In light of the ongoing challenging general economic, business and competitive environment, the Board believes the separation of the Chairman and Chief Executive Officer roles remains appropriate as it enhances oversight of management by the Board of Directors, Board independence, and accountability to our stockholders. In addition, it allows Ms. Berner, our President and Chief Executive Officer, to dedicate substantially all of her professional time and attention to the significant operational demands facing the company.

We believe that the foregoing structure and responsibilities, when combined with the Company’s other governance policies and procedures, provide appropriate opportunities for oversight, discussion and evaluation of decisions and direction from the Board of Directors.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. Each committee operates pursuant to a written charter in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002, the related rules of the Securities and Exchange Commission (the “SEC”) and the NASDAQ Marketplace Rules. Copies of these charters are available on our corporate website, at www.cumulus.com.

The Audit Committee.    The purpose of the Audit Committee is to assist our Board of Directors in fulfilling its oversight responsibilities with respect to:

•	our accounting, reporting and financial practices, including the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent auditors’ qualifications and independence; and

•	the performance of the independent auditors and our own internal audit function.

The Audit Committee is responsible for overseeing our accounting and financial reporting processes and the audits of our financial statements on behalf of our Board of Directors. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm (including resolution of any disagreements between our management and our independent registered public accounting firm regarding financial reporting), and our independent registered public accounting firm reports directly to the Audit Committee.

The Audit Committee met six times in 2016. The current members of the Audit Committee are David M. Tolley (Chairman), Ralph B. Everett and Ross A. Oliver. Brian Cassidy served as a member of the Audit Committee until his resignation from the Board in March 2017. Our Board of Directors has determined that each Audit Committee member is “independent,” as such term is defined under the rules of the SEC and the NASDAQ Marketplace Rules applicable to audit committee members, and meets the financial literacy requirements of the NASDAQ Marketplace Rules. No member of the Audit Committee participated in the preparation of our or our subsidiaries’ financial statements at any time during the past three years. In addition, our Board of Directors has determined that Mr. Tolley (1) is an “audit committee financial expert,” as such term is defined under the rules of the SEC, and (2) meets the NASDAQ Marketplace Rules’ professional experience requirements. In making such determination, the Board of Directors took into consideration, among other things, the express provision in Item 407(d) of SEC Regulation S-K that the determination that a person has the attributes of an audit committee financial expert shall not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Audit Committee and the Board of Directors, nor shall it affect the duties and obligations of other Audit Committee members or the Board of Directors.

The Compensation Committee.    The Compensation Committee oversees the determination of all matters relating to employee compensation and benefits and specifically reviews and approves salaries, bonuses and equity-based compensation for our executive officers.

Our Board of Directors has delegated specifically to the Compensation Committee the following areas of responsibilities:

•	performance evaluation, compensation and development of our executive officers;

•	establishment of performance objectives under the Company’s short- and long-term incentive compensation arrangements and determination of the attainment of such performance objectives; and

•	oversight and administration of benefit plans.

The Compensation Committee generally consults with management in addressing executive compensation matters. Subject to applicable parameters in various employment agreements entered into with our executive officers, our Chief Executive Officer, based on the performance evaluations of the other executive officers, recommends to the Compensation Committee compensation for those executive officers. The executive officers, including our Chief Financial Officer, also provide recommendations to the Compensation Committee from time to time regarding key business drivers included in compensation program design, especially incentive programs, which may include defining related measures and explaining the mutual influence on or by other business drivers and the accounting and tax treatment relating to certain awards. Our Chief Executive Officer also provides regular updates to the Compensation Committee regarding current and anticipated performance outcomes, including the impact on executive compensation. The Compensation Committee has the authority to retain compensation consultants from time to time as it deems appropriate. For additional information about the Compensation Committee’s process and its role, as well as the role of executive officers, in determining executive compensation, see “Executive Compensation — Compensation Discussion and Analysis.”

The Compensation Committee met four times in 2016. In between scheduled meetings, the members of the Compensation Committee receive periodic updates and are active in ensuring that the Company’s compensation programs remain consistent with marketplace developments and Company performance. The members of the Compensation Committee during 2016 were Jeffrey A. Marcus (Chairman), Alexis Glick and Ralph B. Everett. Each of the members of the Compensation Committee is “independent,” as such term is defined under the NASDAQ Marketplace Rules.

The Nominating Committee.    The Nominating Committee is responsible for:

•	identifying individuals qualified to become Board members, consistent with criteria approved from time to time by the Board;

•	selecting, or recommending that the Board select, the director nominees to election at each annual meeting of stockholders; and

•	recommending Board members to serve on the standing committees of the Board.

The Nominating Committee met one time in 2016. The members of the Nominating Committee during 2016 were Jeffrey A. Marcus (Chairman), Alexis Glick and David M. Tolley. Each of the members of the Nominating Committee is “independent,” as such term is defined under the NASDAQ Marketplace Rules.

Risk Oversight

Our Board of Directors as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committee, which reports on its deliberations to the full Board of Directors (except for those risks that require risk oversight solely by independent directors) as further described below. The Board of Directors believes that this structure for risk oversight is appropriate and, as only independent directors serve on the Board of Directors’ standing committees, the independent directors have full access to all available information for risks that may affect us.

The Audit Committee is specifically charged with reviewing and discussing risk management (primarily financial and internal control risk), and receives regular reports from management (including legal and financial representatives), independent auditors, internal audit and outside legal counsel on risks related to, among other things, our financial controls and reporting, covenant compliance under our various financing and other agreements and cost of capital. The Compensation Committee considers risks related to the Company’s compensation policies and programs, and makes recommendations to the Board of Directors with respect to whether those compensation policies and programs are properly implemented to discourage inappropriate risk-taking, and is regularly advised by management (including legal and financial representatives) and outside legal counsel. In addition, the Company’s management, including the Company’s General Counsel, regularly communicates with the Board of Directors regarding important risks that merit its review and oversight, including regulatory risk and risks stemming from periodic litigation or other legal matters in which we are involved. Further, we believe that our structure separating the Chairman and Chief Executive Officer roles more efficiently and appropriately allows for identification and assessment of issues that should be brought to the Board of Directors’ attention.

Director Nomination Process

The purposes of the Nominating Committee include, among other things, identifying individuals qualified to become Board members and recommending candidates to the Board to fill new or vacant positions. In recommending candidates, the Nominating Committee considers such factors as it deems appropriate, consistent with criteria approved by the Board and as described in more detail below.

The Nominating Committee does not maintain a formal process for identifying and evaluating nominees for director. Historically, director candidates had been first identified by evaluating the current members of our Board of Directors. If a member whose term is expiring at the next succeeding annual meeting of stockholders no longer wished to continue in service, if the Board of Directors determined to increase the overall size of the Board, or if our Board of Directors decided not to re-nominate such member, the Nominating Committee would then determine, consistent with the Stockholders’ Agreement as applicable, whether to commence a search for qualified individuals meeting the criteria discussed below.

The Nominating Committee evaluates all candidates based upon, among other factors, a candidate’s financial literacy, knowledge of our industry and other organizations of comparable size, other relevant background experience, judgment, skill, integrity, the interplay of a candidate’s experience with the experience of other Board members, status as a stakeholder, “independence” (for purposes of compliance with the rules of the SEC and the NASDAQ Marketplace Rules), and willingness, ability and availability for service. There are no stated minimum criteria for director nominees, although the Nominating Committee may also consider such other factors as it may deem are in the best interests of us and our stockholders. The Nominating Committee considers diversity as it deems appropriate in this context (without having a formal diversity policy), given our current needs and the needs of the Board of Directors to maintain a balance of knowledge, experience and capability. When considering diversity, the Nominating Committee considers diversity as one factor, of no greater or lesser importance than other factors, and considers diversity in a broad context of race, gender, age, business experience, skills, international experience, education, other board experience and other relevant factors.

Historically, we have not had a formal policy with regard to the consideration of director candidates recommended by our stockholders. To date, our Board of Directors has not received any recommendations from stockholders requesting that it consider a candidate for inclusion among our Board of Directors’ slate of nominees in our proxy statement, other than pursuant to the Stockholders’ Agreement, and certain predecessor agreements. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received, or will not be considered if one is received in the future. Our Board of Directors from time to time may give consideration to the circumstances in which the adoption of a formal policy would be appropriate.

Our By-laws provide for stockholder nominations to our Board of Directors, subject to certain procedural requirements. To nominate a director to our Board of Directors, a stockholder must give timely notice of the nomination in writing to our Corporate Secretary not later than 90 days prior to the anniversary date of the annual meeting of stockholders in the preceding year. All such notices must include (i) the stockholder’s name and address, (ii) a representation that the stockholder is one of our stockholders, and will remain so through the record date for the upcoming annual meeting of stockholders, (iii) the class and number of shares of our common stock that the stockholder holds (beneficially and of record), and (iv) a representation that the stockholder intends to appear in person or by proxy at the upcoming annual meeting of stockholders to make the nomination. The stockholder must also provide information on his or her prospective nominee, including such person’s name, address and principal occupation or employment, a description of all arrangements or understandings between the stockholder, his or her prospective nominee and any other persons (to be named), the written consent of the prospective nominee and such other information as would be required to be included in a proxy statement soliciting proxies for the election of director nominees.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

Any matter intended for our Board of Directors, or for any individual member or members of our Board of Directors, should be directed to Richard S. Denning, Corporate Secretary, at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305, with a request to forward the same to the intended recipient. In the alternative, stockholders may direct correspondence to our Board of Directors to the attention of the chairman of the Audit Committee of the Board of Directors, in care of Richard S. Denning, Corporate Secretary, at our principal executive offices. All such communications will be forwarded unopened.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers, and any persons who beneficially own more than 10% of our common stock, are required to file initial reports of ownership and reports of changes in ownership with the SEC. Based upon our review of copies of such reports for our 2016 fiscal year and written representations from our directors and executive officers, we believe that our directors and executive officers, and beneficial owners of more than 10% of our common stock, timely complied with all applicable filing requirements for our 2016 fiscal year, except for a single filing for Ms. Grimes relating to an equity award which was filed late as a result of an administrative oversight.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists information concerning the beneficial ownership of our common stock as of April 5, 2017 (unless otherwise noted) by (1) each person known to us to beneficially own more than 5% of any class of our voting common stock, (2) each of our directors and director nominees, and each of our named executive officers (as defined below), and (3) all of our current directors and executive officers as a group.

	Class A Common Stock(1)			Class C Common Stock(1)		Percentage of Voting Control
Name of Stockholder	Number of Shares		Percentage	Number of Shares	Percentage
Mary G. Berner	80,061	(2)	*	—	—	*
Jeffrey A. Marcus(3)	—		—	—	—	—
Jill Bright	—		—	—	—	—
John W. Dickey(4)	—		—	—	—	—
Ralph B. Everett	23,853	(5)	*	—	—	*
Alexis Glick	10,516		*	—	—	*
Ross A. Oliver(3)	—		—	—	—	—
David M. Tolley	14,510		*	—	—	*
John Abbot	—		—	—	—	—
Richard S. Denning	155,416	(6)	*	—	—	*
Suzanne M. Grimes	7,500	(7)	*	—	—	*
Joseph P. Hannan(8)	—		—	—	—	—
All current directors and executive officers as a group (10 persons)	291,856	(9)	*	—	—	*
Crestview Radio Investors, LLC(10)	9,120,557		30.2%	—	—	29.4%
Lewis W. Dickey, Jr.	3,515,940	(11)	11.2%	80,609	100%	13.5%
Greywolf Event Driven Master Fund(12)	2,500,000		8.6%	—	—	8.3%

*	Indicates less than one percent.

(1)	Each share of Class A common stock and each share of Class C common stock entitles its holder to one vote and ten votes, respectively, on each matter to be voted upon by stockholders. Holders of Class C common stock are entitled to a separate class vote on any amendment of any specific rights of the holders of Class C common stock that does not similarly affect the rights of the holders of Class A common stock. Each holder of Class C common stock is entitled to convert at any time all or any part of such holder’s shares of Class C common stock into an equal number of shares of Class A common stock without cost to such holder (except any transfer taxes that may be payable). However, to the extent that such conversion would result in the holder holding more than 4.99% of the Class A common stock following such conversion, the holder shall first deliver to the Company an ownership certification for the purpose of enabling the Company to (i) determine that such holder does not have an attributable interest in another entity that would cause the Company to violate applicable FCC rules and regulations and (ii) obtain any necessary approvals from the FCC or the United States Department of Justice. The Company, however, is not required to convert any share of Class C common stock if the Company reasonably and in good faith determines that such conversion would result in a violation of the Communications Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules and regulations promulgated under either such Act.

(2)	Includes 75,000 shares of Class A common stock underlying options that are presently exercisable.

(3)	The holder is one of Crestview’s designees to our Board. Does not reflect any securities owned by Crestview Radio Investors, LLC (see footnote 10).

(4)	Excludes all securities owned by Dickey Holdings Limited Partnership, LLLP, in which Mr. J. Dickey holds certain partnership interests (see footnote 11).

(5)	Includes 5,681 shares of Class A common stock underlying options that are presently exercisable.

(6)	Includes 145,489 shares of Class A common stock underlying options that are presently exercisable.

(7)	Represents shares of Class A common stock underlying options that are presently exercisable.

(8)	Mr. Hannan is our former Senior Vice President, Treasurer and Chief Financial Officer and the information is as of June 22, 2016, the date of his resignation from all positions with the Company.

(9)	See footnotes 2-7.

(10)	This information is based in part on a Schedule 13D/A filed on December 7, 2016. Includes presently exercisable warrants to purchase 976,944 shares of Class A common stock. Shares are held by Crestview Radio Investors, LLC, a special purpose investment vehicle, various Crestview investment funds which are members of Crestview Radio Investors, LLC, and certain other Crestview affiliates that are general partners of, or provide investment advisory and management services to, such funds. The address of each of these entities is 667 Madison Avenue, New York, New York 10065.

(11)	Includes: (i) 2,037,961 shares of Class A common stock underlying options that are presently exercisable; and (ii) indirect beneficial ownership of 1,042,658 shares of Class A common stock directly owned by Dickey Holdings Limited Partnership, LLLP, an entity in which he holds certain partnership interests. Mr. L. Dickey, Jr. disclaims beneficial ownership of all of the shares held by Dickey Holdings Limited Partnership except to the extent of his pecuniary interest therein. Mr. L. Dickey Jr.’s address is 1180 Peachtree Street, N.E., Suite 2400, Atlanta, Georgia 30309.

(12)	This information is based in part on a Schedule 13G/A filed on February 14, 2017. Shares are held by Greywolf Event Driven Master Fund, various Greywolf investment funds, and the sole managing member of one of the various Greywolf investment funds. The address of: (i) Greywolf Event Driven Master Fund is 89 Nexus Way, Camana Bay, Grand Cayman KY19007; and (ii) all of the reporting persons other than Greywolf Event Driven Master Fund is 4 Manhattanville Road, Suite 201, Purchase, New York 10577.

EXECUTIVE COMPENSATION

The following compensation discussion and analysis provides an overview of our compensation philosophy, objectives, policies and programs, the elements of compensation that we provide, and the material factors that we consider in making the decisions to pay such compensation. Following this analysis, we have provided a series of tables containing specific information about the compensation earned, or paid, in 2016 to the following individuals, whom we refer to as our named executive officers:

•	Mary G. Berner, our President and Chief Executive Officer;

•	John Abbot, our Executive Vice President, Treasurer and Chief Financial Officer;

•	Richard S. Denning, our Senior Vice President, Secretary and General Counsel;

•	Suzanne M. Grimes, our Executive Vice President of Corporate Marketing and President of Westwood One; and

•	Joseph P. Hannan, our former Senior Vice President, Treasurer and Chief Financial Officer.

The discussion below is intended to help you understand the information provided in those tables and put that information in context within our overall compensation philosophy and programs. The information in the following discussion and analysis and in the tables relating to periods and events prior to our 1-for-8 reverse stock split effected on October 12, 2016 has been adjusted to reflect such reverse stock split.

Overview of Compensation Philosophy and Program Implementation

In 2016, the Compensation Committee, both independently and in consultation with the other members of the Board of Directors, continued to focus on implementing our executive compensation programs and philosophy, which included:

•

establishing opportunities for awards under the Company’s annual incentive compensation programs based on quantifiable financial and personal performance objectives determined in the first quarter of each fiscal year;

•

developing and applying objectives in making equity incentive compensation decisions in appropriate circumstances, including applying metrics that objectively measure Company performance against that of peer companies;

•

evaluating and paying incentive compensation amounts based on measurable, quantifiable Company performance, including relative to that of peer companies within our industry, and individual performance and contributions to the Company; and

•

striving to ensure that our executive officers remained appropriately incented and compensated based upon the foregoing, including by taking into account the achievements of management in light of continuing challenges facing the Company and the radio broadcasting industry in general.

Role of the Compensation Committee

The Compensation Committee is responsible for overseeing all aspects of our executive compensation, including designing, implementing and evaluating the operation of the Company’s compensation programs in accordance with its compensation philosophy. The Compensation Committee reviews and approves, or recommends to the Board of Directors for approval, all compensation for our executive officers, including grants of equity awards to those officers, and any changes in our executive compensation philosophy, program design and implementation. Additional information about the Compensation Committee, including its composition, responsibilities and operations, can be found in “Information About the Board of Directors — Committees of the Board of Directors — The Compensation Committee.”

Executive Compensation Philosophy

We seek to design and implement an overall compensation program with the following three primary related objectives:

•	providing a total compensation package that allows us to compete effectively in attracting, rewarding and retaining executive leadership talent;

•	incenting executive officers towards, and rewarding them for, meaningful performance that contributes to enhanced long-term stockholder value and our general long-term financial health; and

•	aligning the interests of our executive officers with those of our stockholders.

In accordance with these goals, we generally seek to provide a material portion of each executive officer’s compensation in the form of at-risk incentive awards, including awards that are measured on individual performance and with payouts generally dependent upon our success as a Company in achieving our business strategy and objectives. With respect to Company performance, we typically focus primarily on the performance and results of our broadcasting and network operations, and the cash flow generated by our business, as these metrics have traditionally been relevant indicators of operational and financial success and drivers of value creation for our Company and our industry, although these metrics may change in any year dependent upon our strategic plans and goals.

To implement the foregoing, the Compensation Committee retains certain flexibility to determine the types and amounts of fixed and incentive-based cash compensation, as well as equity-based compensation opportunities each year, based on an analysis of relevant factors including historical and expected individual responsibilities and contributions, Company performance and internal and external pay equity considerations.

Compensation Program Elements and Their Purpose

The compensation program for our executive officers consists primarily of the following integrated components: base salary, annual incentive compensation awards and long-term incentive awards. The program also contains elements relating to retirement, severance and other employee benefits.

Base Salary.    Base salary is the fixed portion of an executive officer’s annual compensation and is intended to recognize fundamental market value for the skills and experience of the individual relative to the responsibilities of his or her position with us. When set, and giving effect to any changes, base salaries are generally intended to reflect, among other things, the executive officer’s performance as measured through functional progress, career and skill development and mastery of the competency requirements of the executive officer’s position. Base salary is the fundamental element of the total compensation package to which most other elements relate.

The Compensation Committee seeks to establish base salaries at levels that it considers fair, after considering a variety of factors, including the scope and complexity of the executive officer’s position; the executive officer’s expertise; the executive officer’s experience relative to his or her position and responsibilities; the executive officer’s contributions and importance to us in achieving our short- and long-term goals; the executive officer’s historical compensation; the salary ranges for persons in comparable positions at comparable companies (to the extent available); the competitiveness of the market for the executive officer’s services; and the recommendations of our Chief Executive Officer (for executive officers other than the Chief Executive

Officer). Except as may be set forth in an executive officer’s employment agreement, determinations as to appropriate base salaries of our executive officers are generally not made by applying a particular formula or using designated benchmarks.

Annual Incentive Compensation Awards.    Unlike base salary, which is fixed, annual incentive compensation is typically intended to vary as a direct reflection of Company and individual performance, usually over the twelve-month fiscal period. Annual incentive compensation awards are typically expressed as a percentage of base salary and paid in the form of a cash bonus, although the Compensation Committee has discretion to grant or pay annual incentive compensation awards, in whole or in part, in the form of equity awards and has done so in the past. In addition to annual incentive compensation awards, the Compensation Committee has the authority to make discretionary bonus awards, including awards based on Company or individual performance, at any time.

Long-Term Incentive Awards.    Long-term incentive awards have historically been made in the form of grants of either options that are exercisable for shares of our Class A common stock upon payment of a designated option exercise price that is set equal to or above the fair market value of such stock on the date of the award, or awards of restricted shares of our Class A common stock. In each case, awards are subject to time- and/or performance-based vesting requirements, are granted with the intent to motivate toward, and reward performance over, a multi-year period with links to continued service, the creation of long-term stockholder value and performance criteria. Long-term incentive awards are generally designed and implemented to maintain a desired balance between short- and long-term compensation, as further discussed below. The realized compensation from these incentives will vary relative to fluctuations in our stock price over the vesting period.

Benefits Under Employee Retirement/Health and Welfare Benefit Plans.    These benefits are intended to provide competitive levels of medical, retirement and income protection, such as life and disability insurance coverage, for our executive officers and their families. Our executive officers generally are eligible to participate in the same programs that provide medical coverage (active employee and retiree), life insurance, disability and retirement offered to all of our eligible employees. In addition, our executive officers are eligible to participate in an executive life insurance program. We believe that our benefits and retirement programs are comparable to those offered by other similar companies in the broadcasting industry and, as a result, are appropriate to ensure that our compensation package for our executive officers remains competitive.

Severance and Other Termination Benefits.    Each executive officer is party to an employment agreement pursuant to which he or she may be eligible to receive severance benefits upon termination of employment in various circumstances, including, for certain executive officers, in connection with a change in control. The severance-related arrangements in those agreements are described in more detail under “Potential Payments upon Termination or Change in Control.” We believe that our severance arrangements, including the amount and conditions to the payment of the severance benefits, are comparable to those offered by similar companies in the broadcasting industry and, as a result, are appropriate to ensure that compensation for our executive officers remains competitive.

Executive Perquisites.    We do not believe it is appropriate to provide our executive officers with substantial perquisites beyond their stated compensation, but we do offer certain limited perquisites that are generally available to all of our eligible employees such as insurance and a matching contribution under a Company 401(k) plan that we believe are reasonable and necessary to compete for executive talent. We do not believe it is appropriate to provide perquisites such as country club memberships, financial planning costs, or a car allowance to our executive officers.

Compensation Levels Among Executive Officers.    There are no policy differences with respect to the compensation of individual executive officers even though the level of compensation may differ based on scope of responsibilities and performance. Any compensation disparity between our Chief Executive Officer and our other executive officers is primarily because the Chief Executive Officer has significantly greater responsibilities for strategic leadership, management and oversight of a large enterprise and the corresponding market factors reflecting this difference.

Compensation Framework

The Role of Executive Officers in Determining Executive Compensation

The Company’s executive officers are charged with the responsibility of implementing the Company’s business strategies and operating plans. The Compensation Committee generally consults with members of management in connection with the implementation of our executive compensation philosophy. For example, our Chief Executive Officer, and other management personnel, from time to time assist the Compensation Committee in understanding, and provide recommendations regarding, key business factors that are relevant to the design and implementation of our executive compensation programs. This may include defining certain business measures and explaining any influence on or by various business elements and the accounting and tax treatment relating to certain awards. Our Chief Executive Officer also evaluates the performance of the other executive officers and develops recommendations regarding their compensation, including proposed compensation levels and annual incentive programs for individual executive officers within the constructs of their respective employment agreements, which may include the use of internal and external resources. These resources may include compensation surveys, external data and reports from third parties or publicly available information. Recommendations from our Chief Executive Officer generally take into account the various elements of our compensation program — including design, compliance and competitive strategy — as well as consideration of the individual executive officer’s performance and compensation level. The Compensation Committee reviews and discusses these recommendations and determines whether to accept, reject or revise the proposals. Our Chief Executive Officer also provides updates to the Compensation Committee regarding current and anticipated operating performance outcomes and their anticipated impact on executive compensation.

Our internal and external legal counsel assist in ensuring that appropriate plan documentation and approvals are received in order to keep executive compensation programs in compliance with applicable legal and stock exchange listing requirements. Our legal counsel also advises the Compensation Committee and our Board of Directors on compliance with appropriate corporate governance standards and requirements.

When Long-term Grants are Made

The Compensation Committee typically evaluates and, if appropriate, grants long-term incentive awards when an executive officer is initially hired, and annually. The meeting date on which grants are considered is generally scheduled in advance and without regard to potential stock price movement. The Compensation Committee also retains the discretion to make separate or additional grants, or amendments to previous grants, of long-term incentive awards from time to time throughout each year in light of business or other applicable developments, such as occurred in 2016 when awards were made pursuant to the terms of the employment agreements entered into with the Company’s newly-hired Executive Vice President, Treasurer and Chief Financial Officer and the Company’s Executive Vice President of Corporate Marketing and President of Westwood One.

Discretion to Modify Awards

As previously described, annual incentive compensation awards are typically based on a combination of Company performance and an assessment of the individual performance of each named executive officer, over the most recently completed fiscal year. In any year in which the Compensation Committee approves an executive incentive plan (the “EIP”), or otherwise establishes performance criteria for incentive compensation awards or bonuses, the Compensation Committee reserves the right to adjust Company or individual goals during the course of the year in order to reflect changes in our business or other relevant factors.

Under our equity incentive plans, the Compensation Committee has certain discretion to adjust or modify the terms of an award, including awards that might otherwise be forfeited. The Compensation Committee generally does not have the authority to unilaterally rescind an award. Each award defines the terms under which it would be forfeited according to the terms of the applicable equity incentive plan.

Allocating Between Annual and Long-Term Compensation Elements

We seek to ensure our executive compensation program is balanced in terms of each element of pay relative to our philosophy, goals and competitive practices, with an appropriate incentive emphasis placed on long-term results. The overall program is intended to balance our various business objectives with our compensation objectives, including pay for performance, retention, competitive market practices and stockholder interests. Each year, in light of a number of considerations including recent and expected business developments, Company and individual performance, historical compensation and other relevant metrics, we seek to ensure an appropriate percentage of the annual total direct compensation opportunity — which consists of salary, annual cash incentive award opportunities and long-term equity incentive award opportunities — is subject to performance risk for our executive officers. The Compensation Committee allocates total direct compensation opportunities between short- and long-term incentives based upon, among other things, the input of compensation consultants or other advisors from time to time, the Company’s strategic priorities and financial goals, and various analyses of general compensation practices at similar companies, as well as the Compensation Committee’s view of how best to incent and retain key personnel.

Stockholder Input on Executive Compensation Matters

In accordance with applicable law and as described in more detail in Proposal 2 below, we are again providing our stockholders with the opportunity to vote, on a non-binding basis, to approve the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC (the “say-on-pay vote”). Our stockholders voted on a similar matter at the 2016 annual meeting of stockholders.

At our 2016 annual meeting of stockholders, a majority of the shares voted on the say-on-pay vote were in favor of the compensation paid to our named executive officers. While the Compensation Committee believes this vote endorses the Company’s compensation philosophy, policies and practices, the Compensation Committee continually monitors the overall performance of the Company and the industry, and general developments in executive compensation principles and stockholder and other stakeholder input. The Compensation Committee has also monitored the say-on-pay approval rate since the Company initially was required to provide a vote to stockholders in 2013.

The Compensation Committee intends to continue to give appropriate consideration to the vote results for say-on-pay proposals this year and in future years when making compensation decisions for our named executive officers. The Compensation Committee expects that it will continue to consider any input it may receive from stockholders and other stakeholders, and more general developments in executive compensation principles, in the development and implementation of the Company’s executive compensation philosophy, policies and programs in future periods. For additional information on the say-on-pay vote with respect to the compensation paid to our executive officers in 2016, see “Proposal No. 2: Advisory Vote on Executive Compensation” below.

Compensation Consultants

The Compensation Committee has the authority to retain compensation consultants from time to time as it deems appropriate. From time to time over the past five years, the Compensation Committee has engaged Meridian Compensation Partners, LLC (“Meridian”), a leading compensation consulting firm, to advise on various executive compensation matters. Meridian has assisted the Compensation Committee, from time to time, on a variety of matters, including the development of the Company’s current equity incentive plan, the design and sizing of various equity awards made from time to time under that plan, certain elements of the executive officer employment agreements, and our current non-employee director compensation arrangements.

In the past, Meridian has provided the Committee with analyses of the competitiveness of the compensation paid or payable to the Company’s executive officers, including amounts payable under those officers’ employment agreements, as compared against those of certain peer companies. For purposes of these analyses, Meridian has typically analyzed publicly available information from the following eleven publicly-traded radio or TV broadcasting companies:

• Emmis Communications Corporation	• Radio One, Inc.
• Entercom Communications Corp.	• Saga Communications, Inc.
• Entravision Communications Corporation	• Salem Communications Corporation
• Gray Television, Inc.	• Sinclair Broadcast Group, Inc.
• Lin TV Corp.	• Spanish Broadcasting System, Inc.
• Nexstar Broadcasting Group, Inc.

During 2016, Meridian advised the Compensation Committee in connection with an evaluation of the Company’s equity compensation plan, structure and objectives. The Compensation Committee did not engage Meridian to provide any specific analyses or services in connection with the compensation decisions made during 2016; although the Compensation Committee anticipates that it may in the future request additional analyses or services from Meridian.

Meridian does not have a relationship with, nor in 2016 did it provide any services to, the Company or the Compensation Committee other than in connection with the engagements as described above.

Compensation Decisions for 2016

Base Salary.    In 2016, each of our named executive officers was entitled to the following minimum annual base salary under his or her respective employment agreement with us: Ms. Berner ($1,450,000), Mr. Abbot ($750,000), Mr. Denning ($500,000), Ms. Grimes ($600,000) and, prior to his resignation in June 2016, Joseph P. Hannan ($550,000).

In light of the Compensation Committee’s assessment of Company performance and the general awareness and assessment of compensation levels at comparable companies, and the fact that Mr. Denning’s base salary had not been increased since 2011, the Compensation Committee determined in August 2016 to amend Mr. Denning’s employment agreement to, among other things, increase his minimum base salary to $550,000. The Compensation Committee did not make any increases to base salary for any of other named executive officers for 2016, instead determining to maintain base salaries at the original level set in their respective employment agreement.

Annual Incentive Compensation Award Opportunity.    In January 2016, the Compensation Committee approved the EIP for 2016. As in effect for 2016, each named executive officer’s employment agreement provided that he or she would be eligible for an annual cash incentive award based upon achievement of the performance goals set forth in the EIP, or with respect to Ms. Berner, as established by the Compensation Committee. These agreements also provided that the annual cash incentive award opportunity be calculated as a percentage of each executive officer’s base salary, with target award opportunities as follows:

Name	Target Award Opportunity (as a % of base salary)
Mary G. Berner	100%
John Abbot	75%
Richard S. Denning	40%
Suzanne M. Grimes	80%
Joseph P. Hannan	50%

Pursuant to the terms of their respective employment agreements, Ms. Berner and Mr. Abbot were also entitled to maximum award opportunities of 150% and 112.5%, respectively, of base salary. Notwithstanding these award opportunities, the Compensation Committee could adjust the award opportunities for the named executive officers, provided that the adjustment may only increase the award opportunity for Ms. Berner and Mr. Abbot.

Pursuant to the EIP for 2016, certain financial and personal performance objectives and criteria were established for each of our executive officers. The applicable criteria for each executive officer was based on each individual’s functional areas of responsibility within the Company, and the perceived importance of the objectives to the overall success of the Company. The EIP provided that the executive officers would be entitled to a payout of the target award opportunity based on a formula pursuant to which 75% of the target award was based upon the Company achieving the budgeted EBITDA level of $251.1 million for the year, and 25% was based on achieving individual objectives, including objectives related to managing costs, achieving gains in market share, successes in strategic planning and implementation and optimizing financial liquidity, all as approved by the Compensation Committee with the input of Ms. Berner for the other executive officers, and as determined and approved by the Compensation Committee for Ms. Berner. The EIP also provided that the executive officers would be eligible to receive a maximum payout of 150% of the target award opportunity if the Company achieved an EBITDA goal of $270 million for 2016 and the officers achieved their respective individual objectives. Performance between target and maximum would have resulted in payouts determined by linear interpolation.

In December 2016, in reviewing the performance and compensation levels of the named executive officers then employed by the Company, and in recognition of, among other things, the exceptional efforts and contributions made by those executive officers during 2016, both individually and as members of the management leadership team, in the initial phase of the Company’s operational turnaround plan and ongoing operational and financial restructuring, despite the challenges that the Company and our industry continued to face, the Compensation Committee determined to modify the EIP such that if, as then projected, the budgeted EBITDA goals were not met, the named executive officers then employed by the Company could nevertheless receive 75% of their target award opportunity in the form of a bonus. Key factors that the Compensation Committee considered in determining to make those bonus awards included the recognition that having an EBITDA-based metric as the sole criteria for the annual incentive plan payout may have been too stringent given the numerous elements of the Company’s turnaround plan, and the efforts made by management towards those objectives, as well as the need to continue to retain and incent the executives in their efforts to improve operational performance and the recognition that because of the current trading prices of the Company’s common stock, the outstanding or new equity awards may not currently provide the most effective incentive to the management team. In accordance therewith, for 2016, the named executive officers received the following awards: Ms. Berner ($1,087,500), Mr. Abbot ($421,875), Mr. Denning ($165,000) and Ms. Grimes ($360,000). In connection with his departure from the Company in June 2016, Mr. Hannan was not entitled to receive any payment with respect to his potential cash award opportunity for 2016.

Long-Term Incentive Awards.    As described above, the Compensation Committee generally considers the grant of equity incentive awards in connection with a new hiring and otherwise on an annual basis, or at such other times as circumstances warrant, as an important component of our overall compensation philosophy to reward and incent performance over a multi-year period with links to continued service and long-term stockholder value creation.

As with determinations of base salary and annual short-term incentives, determinations as to appropriate long-term awards for our named executive officers historically have not depended upon the application of a particular formula or the use of designated benchmarks.

In light of the size and timing of the equity award grants that had been made previously to the named executive officers and other compensation awards made to the executives, the Compensation Committee did not grant any long-term incentive awards to the named executive officers in 2016 other than to Mr. Abbot and Ms. Grimes pursuant to the terms of their respective employment agreements.

The grants to Mr. Abbot and Ms. Grimes in 2016 were in connection with the commencement of their employment and were made in order to help align their interests with those of our stockholders and incent them to maximize long-term performance. On July 1, 2016, Mr. Abbot was granted options to purchase 187,500 shares of the Company’s Class A common stock, of which 93,750 may be purchased at a price of $2.56 per share (the closing price of the Company’s Class A common stock on the date of grant); 31,250 may be purchased at a price of $8.00 per share; 31,250 may be purchased at a price of $16.00 per share; and 31,250 may be purchased at a price of $24.00 per share. Each tranche of the options vests on each of the first four anniversaries of the date of grant, with 30% of the award (representing 56,250 shares of Class A common stock) vesting on each of the first two anniversaries of the grant date, and 20% of the award (representing 37,500 shares) vesting on the next two anniversaries thereof.

On January 6, 2016, Ms. Grimes was granted options to purchase 25,000 shares of the Company’s Class A common stock at an exercise price of $2.48 per share. The options vest on each of the first four anniversaries of the date of grant, with 30% of the award vesting on each of the first two anniversaries of the grant date, and 20% of the award vesting on the next two anniversaries thereof.

Impact of Restated Earnings on Previously Paid or Awarded Compensation

We have not had to restate earnings in a manner that would impact incentive award payments. If restatements are necessary in the future, the Compensation Committee and the Board of Directors would consider the facts and circumstances relating to the cause and impact of the restatement, as well as the requirements under Section 304 of the Sarbanes-Oxley Act of 2002, in determining whether any payments based upon the financial results were made unjustly and the materiality and probability of recovering such payments.

Accounting and Tax Impact on Direct Compensation

For executive officers, all compensation is subject to federal, state and local taxes as ordinary income or capital gains as various tax jurisdictions provide. Section 162(m) of the U.S. tax code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any of our executive officers. However, the U.S. tax code also provides that qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. To maintain flexibility in compensating our executive officers, however, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate. Accordingly, certain components of the compensation program for our executive officers are designed to be qualifying performance-based compensation under Section 162(m) of the U.S. tax code, while others are not.

We do not expect accounting treatment of various forms of equity awards under Generally Accepted Accounting Principles to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of compensation.

Summary of Compensation and Benefit Plan Risk

Our compensation and benefits policies and practices include a number of features designed to avoid or otherwise disincent unnecessary risk-taking, yet reward employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. These include a balanced mix of compensation components and prudent performance goals discussed above, along with limits on payouts even if performance exceeds maximum levels. The Compensation Committee considers potential risks such as, among others, disproportionate short or long term incentives, and whether goals are reasonably attainable and applicable maximum payouts when reviewing and approving compensation programs. After assessing compensation related risks for our employees, the Compensation Committee determined that the Company’s compensation and benefit policies and practices are not likely to have a material adverse effect on the Company and that the plans currently in place or contemplated are appropriately balanced between retention and incentive to enable the Company to retain its management team and provide the executive officers with appropriate incentives focused on meeting the objectives, developed by management and the Board of Directors, designed to create long-term stockholder value.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee of the Board of

Directors:

Jeffrey A. Marcus (Chairman)

David M. Tolley

Alexis Glick

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2016, December 31, 2015 and December 31, 2014, or for such shorter period during which such individual constituted a named executive officer.

	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Options Awards ($)(2)	Non-Equity Incentive Plan Compensation	All Other Compensation ($)		Total ($)
Mary G. Berner	2016	1,450,000	1,087,500	—	—	—	—		2,537,500
President and Chief Executive Officer(3)	2015	318,560	1,300,000	100,000	1,087,852	—	41,173		2,847,585

John Abbot	2016	375,000	421,875	—	190,778	—	—		987,653
Executive Vice President, Treasurer and Chief Financial Officer(4)

Richard S. Denning	2016	520,833	165,000	—	—	—	7,008	(5)	692,841
Senior Vice President,	2015	500,000	50,000	—	—	—	6,846		556,846
Secretary and General Counsel	2014	500,000	—	—	—	—	9,942		509,942

Suzanne M. Grimes	2016	600,000	360,000	—	36,460	—	—		996,460
Executive Vice President of Corporate Marketing and President of Westwood One

Joseph P. Hannan	2016	260,685	—	—	—	—	292,982	(7)	553,667
Former Senior Vice	2015	550,000	125,000	—	—	—	4,500		679,500
President, Treasurer and Chief Financial Officer(6)	2014	550,000	—	—	—	—	4,125		554,125

(1)	We consider a bonus paid in a given fiscal year and based on the Company’s performance in the prior year as being earned in that prior year. The amounts reported in this column reflect the bonus earned for performance in the year indicated.

(2)	Reflects the grant date fair value of awards calculated in accordance with FASB ASC Topic 718. See note 9 of the consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2016 for certain assumptions underlying the fair value of awards.

(3)	Assumed title of President effective March 30, 2016.

(4)	Commenced his employment with the Company effective July 1, 2016.

(5)	Consists of Company paid life and disability insurance premiums and Company contributions to his 401(k) plan account.

(6)	Served as Senior Vice President, Treasurer and Chief Financial Officer until June 22, 2016.

(7)	Consists of $3,667 in Company contributions to his 401(k) plan account and compensation paid to Mr. Hannan in consideration for providing assistance and cooperation during the transition period following his resignation from all positions with the Company as of June 22, 2016.

2016 Grants of Plan-Based Awards

The following table summarizes plan-based awards granted to each of the named executive officers for the fiscal year ended December 31, 2016 under the Company’s annual incentive plan and 2011 Equity Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards Number of Securities Underlying Options ($)(Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

Mary G. Berner	—	—	1,450,000	2,175,000	—	—	—	—	—	—	—

John Abbot	07/01/16	—	—	—	—	—	—	—	187,500	(2)	190,778
	—	—	562,500	843,750	—	—	—	—	—	—	—

Richard S. Denning	—	—	220,000	330,000	—	—	—	—	—	—	—

Suzanne M. Grimes	01/06/16	—	—	—	—	—	—	—	25,000	2.48	36,460
	—	—	480,000	720,000	—	—	—	—	—	—	—

Joseph P. Hannan	—	—	275,000	412,500	—	—	—	—	—	—	—

(1)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2016 calculated in accordance with FASB Topic 718.

(2)	Stock option grant to purchase 187,500 shares of the Company’s Class A common stock, of which 93,750 of the options are exercisable at a price of $2.56 per share (the fair market value on the date of grant); 31,250 of the options are exercisable at $8.00 per share; 31,250 of the options are exercisable at $16.00 per share; and 31,250 of the options are exercisable at $24.00 per share. The options vest on each of the first four anniversaries of the date of grant, with 30% of the award (representing 56,250 shares of Class A common stock) vesting on each of the first two anniversaries of the grant date, and 20% of the award (representing 37,500 shares) vesting on the next two anniversaries thereof.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table sets forth the number and value of shares of restricted stock and stock options held by each named executive officer that were outstanding as of December 31, 2016. All awards relate to shares of Class A common stock. The value of restricted stock awards was calculated based on a price of $1.02 per share, the closing price of the Company’s Class A common stock on December 31, 2016.

	Options Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mary G. Berner	75,000	175,000	(1)	—	6.16	10/13/2025	—	—	—	—
	—	62,500	(2)	—	16.00	10/13/2025	—	—	—	—
	—	62,500	(2)	—	24.00	10/13/2025	—	—	—	—
		62,500	(2)	—	32.00	10/13/2025	—	—	—	—
		62,500	(2)	—	40.00	10/13/2025	—	—	—	—

John Abbot	—	93,750	(3)	—	2.56	7/1/2026	—	—	—	—
	—	31,250	(3)	—	8.00	7/1/2026	—	—	—	—
	—	31,250	(3)	—	16.00	7/1/2026	—	—	—	—
	—	31,250	(3)	—	24.00	7/1/2026		—	—	—

Richard S. Denning	34,520	8,630	(4)	—	47.36	10/30/2023		—	—	—
	107,875	—		—	34.72	09/16/2021		—	—	—
	1,031	—		—	20.32	12/30/2018		—	—	—
	1,031	—		—	23.36	12/30/2018		—	—	—
	1,031	—		—	26.40	12/30/2018		—	—	—

Suzanne M. Grimes	—	25,000	(5)	—	2.48	01/06/2026	—	—	—	—

Joseph P. Hannan	—	—		—	—	—	—	—	—	—

(1)	This option vests on each of the first four anniversaries of October 13, 2015, with 30% of the award vesting on each of the first two anniversaries thereof, and 20% of the award vesting on each of the next two anniversaries thereof.

(2)	This option to purchase 250,000 shares (“Performance-Vesting Options”) is divided into four equal performance tranches (62,500 shares per tranche). Each tranche of Performance-Vesting Options vests pro rata on each of the first four anniversaries of October 13, 2015, with 30% of each respective tranche vesting on each of the first two anniversaries thereof, and 20% of the respective tranche vesting on each of the next two anniversaries thereof. The tranches become exercisable, if at all, if following vesting the volume-weighted average closing sales price of the Company’s Class A Common Stock on the NASDAQ composite transactions reporting system for each 30 consecutive trading days ending with the date of determination is $16.00, $24.00, $32.00 and $40.00, respectively.

(3)	This option vests on each of the first four anniversaries of July 1, 2016, with 30% of the award vesting on each of the first two anniversaries thereof, and 20% of the award vesting on each of the next two anniversaries thereof.

(4)	Unvested portion of award vests on October 30, 2017.

(5)	This option vests on each of the first four anniversaries of January 6, 2016, with 30% of the award vesting on each of the first two anniversaries thereof, and 20% of the award vesting on each of the next two anniversaries thereof.

2016 Option Exercises and Stock Vested

The following table provides the number of shares of Class A common stock acquired upon vesting of stock awards in 2016 and the value realized for each named executive officer.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)(2)
Mary G. Berner	—	—	5,061	12,551
John Abbot	—	—	—	—
Richard S. Denning	—	—	—	—
Suzanne M. Grimes	—	—	—	—
Joseph P. Hannan	—	—	—	—

(1)	Reflects the gross number of shares acquired, without reduction for any shares surrendered to satisfy tax withholding requirements.

(2)	Calculated by multiplying the gross number of shares acquired by the market value of the shares as of the relevant vesting dates.

Potential Payments upon Termination or Change in Control

The following analyses set forth the compensation that would be payable to each of the named executive officers, other than Mr. Hannan, in the event of termination of their employment under the following scenarios: resignation for good reason, termination without cause, termination for cause, resignation without good reason (voluntary resignation), termination in connection with a change in control, and termination due to death or disability. The analyses assume that the date of termination was December 31, 2016, and the dollar value of any equity is calculated using a per share price of $1.02, which was the reported closing price of our Class A common stock on December 31, 2016. In addition, the analyses assume the sale, on that date, of all restricted shares and shares of Class A common stock issuable upon exercise of unvested options whose vesting is accelerated as a result of termination.

Mr. Hannan resigned from all positions with the Company effective June 22, 2016 and, as a result thereof, he was not entitled to receive any payments under his employment agreement.

All potential payments to the remaining named executive officers upon termination of their employment or upon a change in control are governed by the terms of their respective employment agreements as described below, or the equity incentive plan pursuant to which various equity incentive awards were issued. For additional information regarding the employment agreements, see “— Employment Agreements.”

Ms. Berner’s employment agreement (the “Berner Employment Agreement”) and Mr. Denning’s employment agreement provide that in the event the Company terminates the relevant named executive officer’s employment without “cause” (including the Company notifying the named executive officer of the Company’s intent to not renew such agreement) or if the named executive officer terminates his or her employment for “good reason” during the term of the agreement, the named executive officer will be entitled to the following:

•

an amount equal to a multiple (the “severance multiplier”) of the sum of the named executive officer’s respective annual base salary and target bonus award opportunity then in effect. The severance multiplier is 1.5 for Ms. Berner and 1.0 for Mr. Denning;

•

with respect to Ms. Berner, a lump-sum payment equal to the pro rata amount of the annual bonus she would have received if she had remained employed by the Company through the last day of the calendar year, based on actual performance through the applicable performance period;

•

immediate vesting of 50% of any unvested equity awards, with the remaining 50% of such awards being forfeited, provided, however, that if such termination occurs during the six-month period immediately preceding a change in control (as defined in their respective agreements), then 100% of any unvested equity awards will become fully vested on the consummation of the change in control; and

•	continued participation by the named executive officer and his or her dependents in the Company’s medical, dental, vision and hospitalization plans for 12 months.

In the event that the Company terminates Ms. Berner’s or Mr. Denning’s employment without cause or Ms. Berner or Mr. Denning terminates her or his employment for good reason within a specified period following a change in control, Ms. Berner and Mr. Denning will be entitled to the same payments and benefits as described above, except the severance multiplier will be 2.5 for Ms. Berner (if such termination occurs within the first three years of Ms. Berner’s employment) and 2.0 for her thereafter and for Mr. Denning, and 100% of each of Ms. Berner’s and Mr. Denning’s equity awards will vest immediately. The specified period is 12 months in the case of Ms. Berner and nine months in the case of Mr. Denning.

Mr. Abbot’s employment agreement provides that in the event the Company terminates Mr. Abbot’s employment without “cause” or if Mr. Abbot terminates his employment for “good reason” during the term of the agreement, Mr. Abbot will be entitled to the following:

•	a cash payment equal to the sum of his base salary and target annual bonus in effect immediately prior to the termination; and

•	continued participation by the named executive officer and his or her dependents in the Company’s medical, dental, vision and hospitalization plans for 12 months.

In addition, in the event that the Company terminates Mr. Abbot’s employment without cause or Mr. Abbot terminates his employment for good reason within nine months following a change in control, 100% of Mr. Abbot’s then-outstanding equity awards will vest immediately.

Ms. Grimes’ employment agreement (the “Grimes Employment Agreement”) provides that in the event the Company terminates Ms. Grimes’ employment without “cause” or if Ms. Grimes terminates her employment for “good reason” during the term of the agreement, Ms. Grimes will be entitled to the following:

•	payment of her base salary and target annual bonus through the remaining term of the agreement; and

•	at the Company’s election, reimbursement or direct payment for 18 months of COBRA coverage, provided that Ms. Grimes elects such coverage and remains eligible therefor.

In the event Ms. Grimes is terminated with cause, then the Company will only be obligated to pay her any unpaid base salary, earned and payable bonus payments and unreimbursed expenses that were accrued, but unpaid. If Ms. Grimes’ employment is terminated due to death or disability, the Company will be obligated to pay only her earned, but unpaid base salary. Each other employment agreement provides that if the named executive officer is terminated with cause, the named executive officer terminates his or her employment without good reason or the executive officer’s employment is terminated due to death or disability, then the Company is only obligated to pay the executive officer any base salary, bonus payments for any completed fiscal year and unreimbursed expenses that were accrued, but unpaid, through the date of termination, except that if Ms. Berner’s employment is terminated due to death or disability, Ms. Berner will be entitled to a pro rata amount of the annual bonus she would have received if she had remained employed by the Company through the last day of the calendar year of termination, based on actual performance through the applicable performance period.

In the event of a termination by the Company without cause or a termination by the relevant named executive officer for good reason, or, in the case of Ms. Berner, a termination by reason of death or disability, the Company will not be obligated to pay to the named executive officer any amounts other than those in the immediately preceding paragraph unless such named executive officer (or, if applicable, her representative) executes in favor of the Company a general release of any claims against the Company. In addition, payments and benefits under each of the employment agreements in event of a termination by the Company without cause or a termination by the relevant executive officer for good reason (other than terminations within one year following a change in control) are subject to compliance by the terminated executive officer with the non-competition and non-solicitation covenants in each of the agreements. Payments and benefits under each of the employment agreements are also subject to compliance by the terminated executive officer with the confidentiality covenants in each of the agreements.

According to each executive officer’s employment agreement (other than the Grimes Employment Agreement):

•

“good reason” means, in each case without the executive officer’s consent, (i) a material diminution in his or her authority, duties or responsibilities or an adverse change in his reporting responsibilities; (ii) a material reduction in his base salary; (iii) the relocation of his principal place of employment to a location more than thirty (30) miles from the city of Atlanta, Georgia or, in the case of Ms. Berner or Mr. Abbot, New York, New York; or (iv) a material breach of the employment agreement by the Company;

•

“cause” means (i) the conviction of the executive of a felony under the laws of the United States or any state thereof, whether or not appeal is taken; (ii) the conviction of the executive officer for a violation of criminal law involving the Company and its business; (iii) the willful misconduct of the executive officer, or the willful or continued failure by the executive officer (except as a result of disability or illness) to substantially perform his or her duties under the agreement, in either case which has a material adverse effect on the Company; or (iv) the willful fraud or material dishonesty of the executive officer in connection with his or her performance of duties to the Company; and

•

“change in control” means the date that: (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock of the Company held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a “change in control”; (ii) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) ownership of the Company’s stock possessing thirty percent (30%) or more of the total voting power of the stock of the Company; (iii) a majority of members of the Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

According to the Grimes Employment Agreement:

•

“good reason” means, in each case without the executive officer’s consent, (i) the failure of the Company to pay or cause to be paid any of her base salary or any other compensation or benefits as and when due and owing hereunder, or any reduction thereof; (ii) any material diminution of her authority or responsibilities or job duties; (iii) the assignment to her of any duties materially inconsistent with those defined in the employment agreement without her prior consent; (iv) the relocation of her principal place of business outside of New York City without her prior consent; or (v) any breach of the employment agreement by the Company; and

•

“cause” means (i) deceit, dishonesty or wrongful appropriation for personal use or benefit of Company property or money; (ii) continued disregard of directions by senior management of the Company after notice or executive’s insubordination to her supervisors; (iii) continued violations of Company policies or procedures after notice, a material violation of Company policies or procedures, or executive’s refusal, after notice, to comply with the Company’s standards of good taste; (iv) excessive unexcused absences from work after notice; (v) breach by Ms. Grimes of the employment agreement; (vi) assault or battery; (vii) conduct involving moral turpitude, including an arrest or conviction of the executive or a no-contest plea by Ms. Grimes for a crime of moral turpitude or a felony, or the executive’s guilty plea to a lesser-included offense or crime in exchange for withdrawal of a felony indictment, felony charge by information, or a charged crime involving moral turpitude, whether the charge arises under the laws of the United States or any other state within the United States, or any crime that reflects adversely upon her or her character; (viii) any action or conduct by her that causes public discredit to the executive or to the Company or may be reasonably likely to jeopardize a FCC license of any broadcast station owned by the Company; and/or (ix) violation of any FCC rule or regulation, or any state or federal law, provided that such violation does not result from her reliance on advice of counsel.

In addition to payments made pursuant to the employment agreements, in the case of termination as a result of death or disability, the named executive officers are entitled to accelerated vesting of unvested stock option awards granted to any of them under our 2011 equity incentive plan.

Mary G. Berner.    The following analysis describes the potential payments upon termination of employment of Ms. Berner. Unless otherwise specified, all cash payments are lump-sum payments.

Assuming a termination had occurred on December 31, 2016, Ms. Berner would have been entitled to receive:

•

for resignation for good reason or termination without cause (other than during the twelve-month period following a change in control), a total of $5,451,600, which consists of: $4,350,000 representing a severance payment of 1.5 times the sum of her base salary and target bonus as in effect immediately prior to the date of termination), plus $1,087,500 (representing a lump sum cash payment for her annual bonus), plus in the case of termination without cause other than during the six-month period preceding a change in control only, plus $0 (representing the proceeds from the sale at $1.02 per share of 50% of her unvested equity awards as of the date of termination), plus $14,100 (the value of 12 months’ continued coverage under our employee benefit plans);

•

for resignation for good reason or termination without cause during the six-month period preceding a change in control, a total of $5,451,600, which consists of: $4,350,000 (representing a severance payment of 1.5 times the sum of her base salary and target bonus as in effect immediately prior to the date of termination), plus $1,087,500 (representing a lump sum cash payment for her annual bonus), plus $0 (representing the proceeds from the sale at $1.02 per share of 100% of her unvested equity awards as of the date of termination), plus $14,100 (the value of twelve months’ continued coverage under our employee benefit plans);

•

for resignation for good reason or termination without cause during the twelve-month period following a change in control, a total of $8,351,600, which consists of: $7,250,000 (representing a severance payment of 2.5 times the sum of her base salary and target bonus as in effect immediately prior to the date of termination), plus $1,087,500 (representing a lump sum cash payment for her annual bonus), plus $0 (representing the proceeds from the sale at $1.02 per share of 100% of her unvested equity awards as of the date of termination), plus $14,100 (the value of twelve months’ continued coverage under our employee benefit plans); and

•	for termination as a result of death or disability, a total of $1,450,000 representing a lump sum cash payment for the pro rata amount of her annual bonus, assuming target performance was achieved.

John Abbot.    The following analysis describes the potential payments upon termination of employment of Mr. Abbot. Unless otherwise specified, all cash payments are lump-sum payments.

Assuming a termination had occurred on December 31, 2016, Mr. Abbot would be entitled to receive:

•

for resignation for good reason or termination without cause (other than during the nine-month period following a change in control), a total of $1,326,600, which consists of: $1,312,500 (representing a severance payment of the sum of his base salary and target bonus as in effect immediately prior to the date of termination), plus $14,100 (the value of 12 months’ continued coverage under our employee benefit plans);

•

for resignation for good reason or termination without cause during the nine-month period following a change in control, a total of $1,326,600, which consists of: $1,312,500 (representing a severance payment of the sum of his base salary and target bonus as in effect immediately prior to the date of termination), plus $0 (representing the proceeds from the sale at $1.02 per share of 100% of his unvested equity awards as of the date of termination), plus $14,100 (the value of 12 months’ continued coverage under our employee benefit plans); and

•

for termination as a result of death or disability, no payouts as a result of the exercise price of 100% of his stock option awards which accelerate upon his death or disability being in excess of the market price on December 31, 2016.

Richard S. Denning.    The following analysis describes the potential payments upon termination of employment of Mr. Denning. Unless otherwise specified, all cash payments are lump-sum payments.

Assuming a termination had occurred on December 31, 2016, Mr. Denning would be entitled to receive:

•

for resignation for good reason or termination without cause (other than during the nine-month period following a change in control), a total of $784,100, which consists of: $770,000 (representing a severance payment of the sum of his base salary and target bonus as in effect immediately prior to the date of termination), plus $14,100 (the value of 12 months’ continued coverage under our employee benefit plans);

•

for resignation for good reason or termination without cause during the six-month period preceding a change in control, a total of $784,100, which consists of: $770,000 (representing a severance payment of the sum of his base salary and target bonus as in effect immediately prior to the date of termination), plus $0 (representing the proceeds from the sale at $1.02 per share of 100% of each executive’s unvested equity awards as of the date of termination), plus $14,100 (the value of 12 months’ continued coverage under our employee benefit plans);

•

for resignation for good reason or termination without cause during the nine-month period following a change in control, a total of $1,554,100, which consists of: $1,540,000 (representing a severance payment of two times the sum of his base salary and target bonus as in effect immediately prior to the date of termination), plus $0 (representing the proceeds from the sale at $1.02 per share of 100% of his unvested equity awards as of the date of termination), plus $14,100 (the value of 12 months’ continued coverage under our employee benefit plans); and

•

for termination as a result of death or disability, no payouts as a result of the exercise price of 100% of his stock option awards which accelerate upon his death or disability being in excess of the market price on December 31, 2016.

Suzanne M. Grimes.    The following analysis describes the potential payments upon termination of employment of Ms. Grimes. Unless otherwise specified, all cash payments are lump-sum payments.

Assuming a termination had occurred on December 31, 2016, Ms. Grimes would be entitled to receive:

•

for resignation for good reason or termination without cause, a total of $1,371,150, which consists of: $1,350,000 (representing payment of the sum her base salary and target bonus as in effect immediately prior to the date of termination through the remainder of the term of her employment agreement), plus $21,150 (the value of 18 months’ of COBRA coverage); and

•

for termination as a result of death or disability, no payouts as a result of the exercise price of 100% of her stock option awards which accelerate upon her death or disability being in excess of the market price on December 31, 2016.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as directors as well as the expertise and knowledge required.

In 2016, non-employee directors received a fee of $75,000 and each non-employee director received an additional fee of $25,000 annually for service on each committee of which he or she is a member. In addition, for 2016, the Board determined that in lieu of the $100,000 in restricted shares of Class A common stock that had historically been granted to non-employee directors, the non-employee directors would receive an additional $100,000 in cash. This decision was made in part to minimize dilution to stockholders in light of the recent trading prices of the Class A common stock. Also in 2016, the Chairman of the Audit Committee received an additional fee of $25,000 and the Chairman of the Compensation Committee received an additional fee of $15,000. Each non-employee director was also reimbursed for expenses actually incurred in attending in-person meetings of the Board of Directors and any committees. Commencing with the annual meeting, the Board has determined to reduce the fees paid to non-employee directors by 20%, including the annual retainer and committee and chairman fees.

The following table sets forth amounts paid to our non-employee directors for service in 2016. Directors who are also employees of the Company (Ms. Berner) receive no additional compensation for their service as directors.

	2016 Director Compensation(1)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Brian Cassidy	200,000	—	—	—	—	—	200,000
Lewis W. Dickey, Jr.	175,000	—	—	—	—	—	175,000
Ralph B. Everett	225,000	—	—	—	—	—	225,000
Alexis Glick	225,000	—	—	—	—	—	225,000
Jeffrey A. Marcus	270,000	—	—	—	—	—	270,000
David M. Tolley	250,000	—	—	—	—	—	250,000

(1)	At December 31, 2016, the aggregate number of outstanding stock options held by Messrs. Everett and Dickey, Jr. was 5,682 and 2,037,960, respectively.

Employment Agreements

Berner Employment Agreement

On September 29, 2015, and amended on March 30, 2016, we entered into an employment agreement with Ms. Berner, pursuant to which she agreed to serve as our President and Chief Executive Officer. The Berner Employment Agreement has an initial term of three years and contains a provision for automatic extensions of one-year periods thereafter, unless terminated in advance by either party in accordance with the terms of the agreement. Pursuant to the Berner Employment Agreement, Ms. Berner is entitled to receive an annual base salary of $1.45 million, subject to increase from time to time by the Board of Directors.

The Berner Employment Agreement also provides that Ms. Berner is eligible for an annual cash bonus based upon achievement of annual performance goals for Ms. Berner and/or the Company determined by the Compensation Committee each year. The annual cash bonus is calculated as a percentage of Ms. Berner’s base salary, with a target award opportunity of 100% of Ms. Berner’s base salary and a maximum award opportunity of 150% of Ms. Berner’s base salary. Notwithstanding these target and maximum award opportunities, the Berner Employment Agreement provides that the Compensation Committee may adjust upward the target and maximum award opportunities for Ms. Berner for each year.

Abbot Employment Agreement

Effective July 1, 2016, we entered into an employment agreement with Mr. Abbot, pursuant to which he agreed to serve as our Executive Vice President, Treasurer and Chief Financial Officer (the “Abbot Employment Agreement”). The Abbot Employment Agreement has an initial term of three years and contains a provision for automatic extensions of one-year periods thereafter, unless terminated in advance by either party in accordance with the terms of the agreement. Pursuant to the Abbot Employment Agreement, Mr. Abbot is entitled to receive an annual base salary of $750,000, subject to annual increase.

The Abbot Employment Agreement also provides that Mr. Abbot is eligible for an annual cash bonus based upon achievement of performance criteria or goals set forth in an annual EIP proposed by the Chief Executive Officer to the Compensation Committee for its approval. The annual cash bonus will be calculated as a percentage of Mr. Abbot’s base salary, with a target award opportunity of 75%, or a higher amount as determined by the Chief Executive Officer, up to a maximum award opportunity of 112.5% of his base salary.

Pursuant to the Abbot Employment Agreement, Mr. Abbot was awarded an initial award of options to purchase 187,500 shares of the Company’s Class A common stock, as described further under “— 2016 Grants of Plan Based Awards.”

Denning Employment Agreement

On November 29, 2011, and amended March 30, 2016 and August 26, 2016, we entered into an employment agreement with Mr. Denning. The agreement has a term through November 29, 2017 and contains a provision for automatic extensions of one-year periods thereafter, unless terminated in advance by either party in accordance with the terms of the agreement. Pursuant to the agreement, Mr. Denning was entitled to receive a minimum annual base salary of $500,000, which was increased to $550,000 in August 2016, and is subject to further increase from time to time by the Board of Directors.

As amended, pursuant to his employment agreement, Mr. Denning is eligible for an annual cash bonus based upon achievement of performance criteria or goals set forth in the EIP. The annual cash bonus is calculated as a percentage of the Mr. Denning’s base salary, with a target award opportunity of 40%, or a higher amount as determined by the Chief Executive Officer. If in any given year the Compensation Committee does not approve an EIP proposed by the Chief Executive Officer, or the Chief Executive Officer elects not to propose an EIP, the basis for annual cash bonuses to Mr. Denning will be governed by the bonus provisions in his employment agreement that were in effect immediately prior to January 1, 2016, pursuant to which Mr. Denning is entitled to receive an annual cash bonus based upon the achievement of Company and/or individual annual performance goals determined by the Compensation Committee, with a target award opportunity of 40% and a maximum award opportunity of 60% of base salary.

Grimes Employment Agreement

On December 13, 2015, and amended March 30, 2016, we entered into an employment agreement with Ms. Grimes, pursuant to which she agreed to serve as our Executive Vice President of Corporate Marketing and President of Westwood One (the “Grimes Employment Agreement”). The Grimes Employment Agreement has an initial term through July 3, 2018 and contains a provision for automatic extensions of one-year periods thereafter, unless terminated in advance by either party in accordance with the terms of the agreement. Pursuant to the Grimes Employment Agreement, Ms. Grimes is entitled to receive an annual base salary of $600,000, subject to annual increase.

As amended, the Grimes Employment Agreement also provides that Ms. Grimes is eligible for an annual cash bonus based upon achievement of performance criteria or goals set forth in the EIP. The annual cash bonus will be calculated as a percentage of Ms. Grimes’ base salary, with a target award opportunity of 80%, or a higher amount as determined by the Chief Executive Officer. If in any given year the Compensation Committee does not approve an EIP proposed by the Chief Executive Officer, or the Chief Executive Officer elects not to propose an EIP, the basis for annual cash bonuses to Ms. Grimes will be governed by the bonus provisions in her employment agreements that were in effect immediately prior to January 1, 2016, pursuant to which Ms. Grimes is entitled to an annual bonus in a target amount of 80% of her base salary, with the actual amount of the bonus set by the Chief Executive Officer.

Pursuant to the Grimes Employment Agreement, Ms. Grimes received an award of options to purchase 25,000 shares of the Company’s Class A common stock in January 2016 and an additional award of options to purchase 25,000 shares of the Company’s Class A common stock in January 2017.

Each of the employment agreements also provides for payments to the named executive officers upon termination of their employment. For more information about the terms of these payments see “— Potential Payments upon Termination or Change in Control.”

Compensation Committee Interlocks and Insider Participation

During 2016, Messrs. Marcus (Chairman) and Tolley and Ms. Glick, none of whom is or was one of our executive officers or employees, were members of the Compensation Committee of our Board of Directors, which determines, or makes recommendations with respect to, compensation matters for our executive officers. None of these Compensation Committee members serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors offers this report regarding the Company’s financial statements, and regarding certain matters with respect to PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2016. This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing with the SEC by the Company, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the SEC.

The Audit Committee currently consists of Messrs. Tolley (Chairman), Everett and Oliver.

The Audit Committee reviewed and discussed with the Company’s management and with PricewaterhouseCoopers LLP, its independent registered public accounting firm for the fiscal year ended December 31, 2016, the Company’s audited financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 16, Communication with Audit Committees, as amended, issued by the Public Company Accounting Oversight Board.

The Audit Committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee also considered whether the provision of certain non-audit services to the Company by PricewaterhouseCoopers LLP is compatible with maintaining its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC. Mr. Oliver was appointed to the Audit Committee on March 20, 2017, so he did not participate as a member of the Audit Committee in its review of the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and therefore is not signatory to this report.

The Audit Committee of the Board of Directors:

David M. Tolley (Chairman)

Ralph B. Everett

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors recognizes that related person transactions present a heightened risk of conflicts of interest. The Audit Committee has been delegated the authority to review and approve all related person transactions involving directors or executive officers of the Company. Generally, a “related person transaction” is a transaction in which we are a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. “Related persons” include our executive officers, directors and holders of more than 5% of our common stock, and any of their immediate family members. Under our related person transaction policy, when management becomes aware of a related person transaction, management reports the transaction to the Audit Committee and requests approval or ratification of the transaction. Generally, the Audit Committee will approve only related party transactions that are on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. The Audit Committee will report to the full Board of Directors all related person transactions presented to it.

DM Luxury, LLC d/b/a Modern Luxury Media

From time to time we enter into certain transactions or arrangements with DM Luxury, LLC (d/b/a Modern Luxury Media, “DM Luxury”), an entity 50% owned by Dickey Publishing, Inc. and Dickey Media Investments, LLC, each of which is partially owned by Mr. Lew Dickey, Jr. and other members of his family, including John Dickey. Pursuant to a management agreement, we provide certain back office shared services, including finance, accounting, use of corporate headquarters, legal, human resources and other services to DM Luxury in exchange for an annual management fee equal to the greater of $0.5 million and 5.0% of DM Luxury’s adjusted EBITDA on an annual basis. In 2016, DM Luxury paid the Company approximately $0.2 million under this agreement. This agreement was terminated on July 7, 2016. In 2016, DM Luxury also provided to us certain custom advertising related print materials for which we paid it less than $0.1 million. We also entered into certain trade arrangements with DM Luxury pursuant to which we exchanged on-air advertising time for an equivalent value in advertising space in certain of DM Luxury’s written publications, valued at approximately $0.6 million. Also in 2016, DM Luxury sublet certain space from us for which it paid us an aggregate of less than $0.3 million, and it reimbursed us for various miscellaneous expenses we incurred on its behalf in the aggregate of less than $0.1 million.

Dickey Broadcasting Inc.

From time to time we also enter into certain transactions or arrangements with Dickey Broadcasting Company, Inc. (“DBC”), which is partially owned by Messrs. Lew Dickey, Jr. and John Dickey, and other members of the Dickey family. In 2016, DBC paid us approximately $0.2 million pursuant to certain revenue sharing arrangements, and reimbursed us less than $0.1 million for certain miscellaneous expenses incurred on its behalf. Also in 2016, we rented certain office space to DBC for which it paid us approximately $0.1 million.

Also during the year ended December 31, 2016, we reimbursed DBC less than $0.1 million in the aggregate under various arrangements relating to revenue and fee sharing for broadcasting services and talent. We also paid DBC less than $0.1 million in tower rental fees.

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides stockholders with the right to vote to approve, on an advisory, non-binding, basis, the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC. This stockholder advisory vote is commonly referred to as the “say-on-pay” vote. At the Company’s 2013 annual meeting of stockholders, the Company’s stockholders took action with respect to the say-on-pay vote and an advisory vote on the frequency of say-on- pay votes. A majority of votes cast on the advisory vote on the frequency of say-on-pay votes were for such vote to occur “every year,” supporting the Board of Director’s recommendation. Based upon such result, the Board determined that an advisory say-on-pay vote would be held every year until the next advisory vote on the frequency of future say-on-pay votes. Shareholders will also be voting on the frequency of future say-on-pay votes at this annual meeting. See “Proposal No. 3: Advisory Vote on the Frequency of future Advisory Votes on Executive Compensation.” The Company’s stockholders also took action with respect to a say-on-pay vote at the 2016 annual meeting of shareholders.

As described in “Executive Compensation — Compensation Discussion and Analysis,” our philosophy with respect to executive compensation is to implement certain core compensation principles, namely, alignment of management’s interests with our stockholders’ interests and encouraging and rewarding performance that contributes to enhanced long-term stockholder value and our general long-term financial health. Our compensation programs are designed in a consistent manner, and seek to ensure we can effectively attract and retain executive leadership, reward performance that enhances stockholder value and our financial strength, and align the interests of executive officers with other stockholders. We believe that our executive compensation philosophy and programs are appropriate to ensure management’s interests are aligned with our stockholders’ interests in furtherance of long-term value creation. In the course of designing and implementing our compensation programs for 2016, the Compensation Committee, with input from management, determined what it considered appropriate levels and types of quantifiable financial-based incentives to motivate our named executive officers to achieve short-term and long-term business goals, after reviewing historical compensation levels, data and analyses regarding the compensation at our peer companies and the Company’s business expectations for 2016. Please read “Executive Compensation — Compensation Discussion and Analysis,” including the accompanying compensation tables and related narrative, of this proxy statement for additional details about our executive compensation philosophy and programs, including information about the fiscal year 2016 compensation of our named executive officers.

The say-on-pay vote gives you as a stockholder the opportunity to express your views on the compensation of our named executive officers in 2016. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers in 2016 and the compensation philosophy, objectives, policies and practices described in this proxy statement. The Compensation Committee, which administers our executive compensation program, values the opinions expressed by stockholders and will consider the outcome of these votes in making its decisions on executive compensation in the future. Accordingly, the Board of Directors recommends that stockholders approve the following advisory resolution:

“RESOLVED, that the stockholders of Cumulus approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and accompanying footnotes and narratives disclosed in this proxy statement.”

Because this vote is advisory, it will not be binding on the Compensation Committee, the Board of Directors or the Company. However, it will provide information to our management and Compensation Committee regarding investor sentiment about our executive compensation philosophy, objectives, policies and practices, which management and the Compensation Committee will be able to consider when determining executive compensation for the remainder of fiscal 2017 and beyond.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote FOR the advisory approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement.

PROPOSAL NO. 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also provides stockholders with the right to vote, on an advisory, nonbinding basis, on the frequency with which the Company should include an advisory vote on executive compensation, similar to that in Proposal 2, at future annual meetings of stockholders. This advisory vote is commonly referred to as the “say-when-on-pay” vote. Stockholders may vote for a say-on-pay vote to occur every year, every two years or every three years, or may abstain from voting on the frequency of the say-on-pay vote.

Section 14A of the Securities Exchange Act of 1934 requires that we conduct a stockholder advisory vote of this nature at least once every six years. This proposal provides our stockholders with the opportunity to cast an advisory vote indicating their preference on how often the Company should include a say-on-pay proposal in its proxy materials for future stockholder meetings.

As discussed in Proposal 2, in an advisory vote in 2013, a majority of the Company’s stockholders voted in favor of submission of the say-on-pay vote “every year” and our Board approved this approach. We continue to believe that by providing for a say-on-pay vote every year, stockholders will have the opportunity annually to express their views on the compensation of our named executive officers. An annual vote also complements our goal of creating and implementing a compensation philosophy, objectives, programs and practices that enhance stockholder value, and can maximize accountability and communication.

You may cast your vote on a preferred frequency on which the Company is to hold future advisory stockholder votes to approve the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC by selecting your preference of every year, every two years or every three years, or by abstaining from voting.

Although the say-when-on-pay vote is nonbinding, the Board of Directors and the Compensation Committee will consider the results of the say-when-on-pay vote, among other factors, in determining the frequency of future say-on-pay votes. The Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the non-binding option recommended by our stockholders.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote for ONE YEAR as the preferred frequency for future advisory votes on executive compensation as disclosed in this proxy statement.

PROPOSAL NO. 4: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors is responsible for the appointment, compensation and retention of our independent registered public accounting firm.

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and urges you to vote FOR ratification of the appointment. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2008. While stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our By-laws or otherwise, our Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate governance. If our stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and, if present, will have the opportunity to make a statement on behalf of the firm if they desire to do so, and to respond to appropriate questions from stockholders.

Auditor Fees and Services

Audit Fees

PricewaterhouseCoopers LLP billed us $2,015,000 in the aggregate, for professional services rendered to audit our annual financial statements for the fiscal year ended December 31, 2016, to evaluate the effectiveness of our internal control over financial reporting as of December 31, 2016 and to review the interim financial statements included in our quarterly reports on Form 10-Q filed in 2016. PricewaterhouseCoopers LLP billed us $2,135,000, in the aggregate, for professional services rendered to audit our annual financial statements for the fiscal year ended December 31, 2015, to evaluate the effectiveness of our internal control over financial reporting as of December 31, 2015 and to review the interim financial statements included in our quarterly reports on Form 10-Q filed in 2015.

Audit Related Fees

PricewaterhouseCoopers LLP did not provide or bill us for any audit related services in 2016 or 2015.

Tax Fees

PricewaterhouseCoopers LLP did not provide or bill us for any tax consulting services in 2016 or 2015.

All Other Fees

PricewaterhouseCoopers LLP billed us $2,700 for the use of certain software in each of 2016 and 2015.

Policy on Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

The policy of the Audit Committee is to require pre-approval of all audit and permissible non-audit services to be performed by the independent registered public accounting firm during the fiscal year. The Audit Committee regularly considers all non-audit fees when reviewing the independence of our independent registered public accounting firm.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017.

CODE OF ETHICS

We have adopted a Code of Business Conduct and Ethics, referred to as our Code of Ethics, that applies to all of our employees, executive officers and directors and meets the requirements of the rules of the SEC and the NASDAQ Marketplace Rules. The Code of Ethics is available on our website, www.cumulus.com, and can be obtained without charge by written request to Richard S. Denning, Corporate Secretary, at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305. If we make any substantive amendments to this Code of Ethics, or if our Board of Directors grants any waiver, including any implicit waiver, from a provision thereof to our executive officers or directors, we will disclose the nature of such amendment or waiver, the name of the person to whom the waiver was granted and the date of the waiver in a Current Report on Form 8-K.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

In accordance with the rules of the SEC, if you wish to submit a proposal to be brought before the 2018 annual meeting of stockholders, we must receive your proposal by not later than December 18, 2017, in order for it to be included in our proxy materials relating to that meeting. Stockholder proposals must be accompanied by certain information concerning the proposal and the stockholder submitting it as more fully described in the Company’s By-laws. Proposals should be directed to Richard S. Denning, Corporate Secretary, at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305. To avoid disputes as to the date of receipt, it is suggested that any stockholder proposal be submitted by certified mail, return receipt requested.

In addition, in accordance with our By-laws, for any proposal to be submitted by a stockholder for a vote at the 2018 annual meeting of stockholders, whether or not submitted for inclusion in our proxy statement, we must receive advance notice of such proposal not later than February 17, 2018. The proxy to be solicited on behalf of our Board of Directors for the 2018 annual meeting of stockholders may confer discretionary authority to vote on any such proposal received after that date.

ANNUAL REPORT

A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as required to be filed with the SEC has been provided concurrently with this proxy statement to all stockholders entitled to notice of, and to vote at, the annual meeting. Stockholders may also obtain a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 without charge upon written request to: Corporate Secretary, Cumulus Media, Inc., 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305. The proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available www.cumulus.com/cmls/.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 18, 2017
Vote by Internet
• Go to www.envisionreports.com/CMLS
• Or scan the QR code with your smartphone
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Vote by telephone
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR each of the director nominees, FOR Proposals 2 and 4 and ONE YEAR on Proposal 3.

1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold		+
	01 - Jeffrey A. Marcus	☐	☐	02 - Mary G. Berner			☐	☐	03 - Jill Bright	☐	☐

	04 - John W. Dickey	☐	☐	05 - Ralph B. Everett			☐	☐	06 - Ross A. Oliver	☐	☐

	07 - David M. Tolley	☐	☐

				For	Against	Abstain				1 Year	2 Years	3 Years	Abstain
2.	Proposal to approve, on an advisory basis, the compensation paid to the Company’s named executive officers.			☐	☐	☐	3. Proposal to approve, on an advisory basis, the frequency of future advisory shareholder votes on the compensation paid to the Company’s named executive officers.			☐	☐	☐	☐

4.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2017.			☐	☐	☐	5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing in a fiduciary or representative capacity, give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CUMULUS MEDIA INC.

CUMULUS MEDIA INC. 2017 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Mary G. Berner, John Abbot and Richard S. Denning (the “Proxies”), and each of them, with the power of substitution to represent and vote, as set forth below, all of the shares of stock of Cumulus Media Inc. (the “Company”) held of record by the undersigned at the close of business on April 5, 2017, at the Annual Meeting of Stockholders of the Company to be held on May 18, 2017, and at any and all adjournments or postponements thereof, with all powers the undersigned would possess, as if the undersigned were present personally at such annual meeting or any adjournments or postponements thereof. The Board of Directors of the Company recommends a vote FOR each of the director nominees, and FOR Proposals 2 and 4 and ONE YEAR on Proposal 3.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each of the director nominees, FOR Proposals 2 and 4 and ONE YEAR on Proposal 3. The Proxies are hereby authorized to vote in accordance with their best judgment on any other matter that may properly come before the annual meeting and all adjournments or postponements thereof.

C	Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.